UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

March 20, 2018

Algodon Wines & Luxury Development Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-55209	52-2158952
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7650

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events

Algodon Wines and Luxury Development Group, Inc. (the “Company”) received deed approval from the Cadastral Agency of Mendoza for the sale of certain real estate lots held by the Company in Argentina. Lots were deeded to private buyers who have no material relationship with the Company, its affiliates, directors and officers or their associates and resulted in the immediate recognition of approximately $870,000 of revenue.

Additionally, on March 20, 2018, the Board of Directors (the “Board”) of the Company approved the option to offer holders of the Series B convertible preferred shares (the “Series B”) shares of common stock of the Company in lieu of a cash payment of any unpaid dividends (together with any accrued interest) that are due and owing. The Board also approved the payment of dividends to eligible Series B holders as of September 30, 2017 in the amount of $124,494.76 and an additional $160,592.93 as of December 31, 2017.

The shares of common stock in lieu of the cash dividends paid to the Series B holders will be exchanged at a rate equivalent to the current market value of the common shares, as determined in good faith by management.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release issued by Algodon Wines and Luxury Development Group, Inc., dated March 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 27th day of March 2018.

Algodon Wines & Luxury Development Group, Inc.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO